Exhibit 99.1

CareDx Announces New Employment Inducement Grants

Brisbane, CA — June 15, 2016 — CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today announced that the Company’s compensation committee granted 56 new employees a total of 141,000 restricted stock units (RSU) effective on June 10, 2016. The RSU were granted pursuant to the Company’s 2016 Inducement Employment Incentive Plan, which was approved by the Company’s board of directors in April 2016 under Rule 5635(c)(4) of The Nasdaq Global Market for equity grants to induce new employees to enter into employment with the Company. The awards were made pursuant to the NASDAQ inducement grant exception as a component of the Company new hires’ employment compensation. The new employees receiving the RSUs joined the Company in connection with its acquisition of Allenex AB, completed on April 14, 2016 following the successful public tender for Allenex shares.

These RSUs vest over four years with 25% of the RSUs vesting on the first anniversary of the vesting commencement date of April 21, 2016, and the balance vesting annually thereafter in three equal installments, subject to continued service through each applicable vesting date. Other than one executive, who was granted 10,000 RSUs, each of the employees who received an equity award is a non-executive employee.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a global molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients. The Company markets AlloMap®, a gene expression test that aids clinicians in identifying heart transplant patients with stable graft function who have a low probability of moderate to severe acute cellular rejection. CareDx is pursuing the development of additional products for transplant monitoring using a variety of technologies, including AlloSure™, a proprietary next-generation sequencing–based test to detect donor-derived cell-free DNA after transplantation.

CareDx, with its presence through Olerup, also develops, manufactures, markets and sells high quality products that increase the chance of successful transplants by facilitating a better match between a donor and a recipient of stem cells and organs. Olerup SSP®, a set of HLA typing is used prior to hematopoietic stem cell/bone marrow transplantation and organ transplantation; and XM-ONE®, the first standardized test that quickly identifies a patient’s antigens against HLA Class I, Class II or antibodies against a donor’s endothelium. For more information, please visit: www.CareDx.com.

Media Contact	Investor Contact
Molly Martell, CareDx, Inc.	Jamar Ismail, Westwicke Partners
T: +1 415-728-6307	T: +1 415-513-1282